Exhibit 3.1

SECOND amended and restated
certificate of incorporation of
atricure, inc.

ATRICURE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 31, 2000.  The Certificate of Incorporation was amended and filed with the Secretary of State of the State of Delaware on May 24, 2001, further amended and filed with the Secretary of State of the State of Delaware on November 29, 2001, further amended and filed with the Secretary of State of the State of Delaware on June 6, 2002, and further amended and filed with the Secretary of State of the State of Delaware on July 27, 2005. The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 10, 2005.

2.The Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A, which restates and integrates and further amends the Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

3.The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, AtriCure, Inc. has caused this Certificate to be signed by its President and Chief Executive Officer this 25 day of May, 2016.

ATRICURE, INC.

By:	/s/ Michael H. Carrel
Michael H. Carrel, President and Chief Executive Officer

1

EXHIBIT A

SECOND amended and restated
certificate of incorporation of
atricure, inc.

ARTICLE  I

The name of the corporation is AtriCure, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904.  The registered agent at this address is National Registered Agents, Inc., in the County of Kent.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

1.The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000, consisting of 90,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

2.The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board).  The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE  V

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

1.Limitation of Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.Indemnification.  The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.Amendments.  Neither any amendment nor repeal of this Article VII,  nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII,  shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

1.Number of Directors.  The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.  The directors shall be elected at each annual meeting of stockholders for a term of one year; provided, that the term of each director shall continue until the election and qualification of his or her successors and be subject to his or her earlier death, resignation or removal.

Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors.  A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election and until his or her successor shall have been duly elected and qualified.

2.Election of Directors.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE  X

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.  The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VII,  Article VIII or this Article X of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Advance Notice Procedures; Notice of Stockholders’ Meetings) or 2.9 (Voting) of the Corporation’s Bylaws.

ARTICLE XI

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.